Exhibit 99.1


CONTACT:
Jeffrey Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

                     GENERAL MARITIME CORPORATION ANNOUNCES
               THIRD QUARTER AND NINE MONTH 2005 FINANCIAL RESULTS

                           Declares Dividend of $0.25
            Announces Sale of 10 Single Hull and Double Sided Vessels
                       Announces $800 Million Refinancing

New York, New York, October 26, 2005 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and nine months ended September 30, 2005.

                      Financial Review: 2005 Third Quarter
                      ------------------------------------

The Company had net income of $7.2 million, or $0.19 basic and $0.19 diluted earnings per share, for the three months ended September 30, 2005 compared to net income of $54.6 million, or $1.47 basic and $1.44 diluted earnings per share, for the three months ended September 30, 2004. The decrease in net income was principally the result of lower voyage revenues attributable to a generally lower rate environment in the third quarter of 2005 compared to the prior year as well as a 5.7% decrease in fleet size, higher bunker prices, and decreased utilization due to a heavy drydocking schedule. Additionally, net voyage revenue reflects a charge of $4.4 million to increase reserves associated with customer claims related to the time charter contracts of the nine OBO Aframax vessels.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, "For the nine-month 2005 period and year to date, General Maritime has continued to position itself for long-term shareholder value while providing near-term value through declaring $2.86 per share in dividends to date. The recent agreement to sell 10 single-hull and double-sided Suezmax vessels has enabled the Company to further modernize its fleet and significantly strengthen its balance sheet. With one of the lowest net debt to capitalization ratios in the industry and a favorable new revolving credit facility, General Maritime will have approximately $930 million in funds to redeploy for future value-creating initiatives following the completion of the vessel sale. In seeking future opportunities, General Maritime will continue to be extremely disciplined in its approach and only enter into transactions that meet strict requirements."

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 38.1% to $76.5 million for the three months ended September 30, 2005 compared to $123.5 million for the three months ended September 30, 2004. EBITDA for the three months ended September 30, 2005 was $42.4 million compared to $89.1 million for the three months ended September 30, 2004 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $25.5 million for the three months ended September 30, 2005 compared to $63.9 million for the prior year period. As of September 30, 2005, the Company's net debt-to-book capitalization (calculated as net debt divided by net debt plus shareholders' equity) was reduced to 28% from 32% as of December 31, 2004.

The average daily time charter equivalent, or TCE, rates obtained by the Company's fleet decreased by 31.6% to $21,457 per day for the three months ended September 30, 2005 from $31,380 for the prior year period. The Company's average rates for vessels on spot charters decreased by 37.7% to $22,527 for the three months ended September 30, 2005 compared to $36,168 for the prior year period.

The charge for customer claims relates to the 24 month time charter contracts for our nine OBO Aframax vessels. These arrangements require that the vessels meet specified speed and bunker consumption standards. The charterer has asserted claims for eight vessels for the first 12 months of their charter in the amount of $5.0 million based upon an assertion that the vessels did not meet these standards during some periods. The charterer may make further claims under the contracts. With the additional increase to our reserve we have established reserves we believe are adequate for claims relating to all of these vessels for all periods through September 30, 2005. However, if the charterer is successful in asserting these claims, they may be entitled to amounts in excess of our related reserves. We intend to contest these claims.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased 1.8% to $32.2 million for the three months ended September 30, 2005 from $32.8 million for the three months ended September 30, 2004. Direct vessel operating expenses decreased 8.8% from $22.8 million to $20.8 million, while general and administrative expenses increased 14.3% from $10.0 million to $11.4 million for the same periods. The average size of General Maritime's fleet decreased 5.7% to 43 vessels in the third quarter of 2005 from 45.6 vessels in the prior year period. On a daily basis, direct vessel operating expenses fell 3.2% during the quarter ended September 30, 2005 compared to the prior year period. This decrease can be attributed to the timing of certain purchases, maintenance and repair costs, and the fact that many of the vessels were recently drydocked thus not incurring some of their normal direct vessel expenses. We believe the sale of 10 of our single hull and double sided vessels which generally incurred higher costs than our double hull fleet will help reduce daily direct vessel costs going forward. The increase in general and administrative costs was due to an increase in payroll expenses associated with the Company's offices in New York, Greece, and Portugal. Almost half of the increase can be attributed to an increase in the non-cash charge for the amortization of restricted stock granted to our executive officers.

                       Financial Review: Nine Months 2005
                       ----------------------------------

Net income was $107.7 million or $2.89 basic and $2.83 diluted earnings per share, for the nine months ended September 30, 2005 compared to $174.6 million, or $4.72 basic and $4.62 diluted earnings per share, for the nine months ended September 30, 2004. Net voyage revenues decreased 18.3% to $309.9 million for the nine months ended September 30, 2005 compared to $379.5 million for the nine months ended September 30, 2004. EBITDA was $208.8 million for the nine months ended September 30, 2005 compared to $280.8 million for the nine months ended September 30, 2004. Net cash provided by operating activities was $191.9 million for the nine months ended September 30, 2005 compared to $231.1 million for the prior year period. TCE rates obtained by the Company's fleet decreased 11.1% to $28,783 per day for the nine months ended September 30, 2005 from $32,365 for the prior year period.

                  Summary Consolidated Financial and Other Data
                  ---------------------------------------------

The following table summarizes General Maritime Corporation's selected consolidated financial and other data for the periods indicated below. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and nine month periods ended September 30, 2005 and 2004.


                                                                    Three months ended                   Nine months ended
                                                               ------------------------------------------------------------------
                                                               September-05   September-04        September-05       September-04
                                                               ------------   ------------        ------------       ------------
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues                                                 $ 114,403      $ 156,261           $ 411,520          $ 468,078
Voyage expenses                                                   (37,950)       (32,789)           (101,581)           (88,607)
                                                               ----------      ---------           ---------          ---------
     Net voyage revenues                                           76,453        123,472             309,939            379,471
Direct vessel expenses                                             20,802         22,808              65,132             72,837
General and administrative expenses                                11,387          9,965              34,068             24,292
Depreciation and amortization                                      27,634         24,782              78,063             76,983
Gain on sale of vessels                                                 -         (6,343)                  -             (6,343)
                                                               ----------      ---------           ---------          ---------
     Operating income                                              16,630         72,260             132,676            211,702
Net interest expense                                                7,611          9,717              23,028             29,200
Other expense                                                       1,842          7,921               1,919              7,921
                                                               ----------      ---------           ---------          ---------
     Net Income                                                   $ 7,177       $ 54,622           $ 107,729          $ 174,581
                                                               ==========       ========           =========          =========
     Basic earnings per share                                      $ 0.19         $ 1.47              $ 2.89             $ 4.72
     Diluted earnings per share                                    $ 0.19         $ 1.44              $ 2.83             $ 4.62
     Weighted average shares outstanding, thousands                37,273         37,051              37,242             37,025
     Diluted average shares outstanding, thousands                 38,076         37,875              38,086             37,798
                                                                                                  -----------------------------
BALANCE SHEET DATA, at end of period                                                              September-05       December-04
(Dollars in thousands)                                                                            ------------       -----------
Cash                                                                                                $ 49,178           $ 46,921
Current assets, including cash                                                                       311,925            152,145
Total assets                                                                                       1,362,779          1,427,261
Current liabilities, including current
  portion of long-term debt                                                                           85,870             84,120
Current portion of long-term debt                                                                     40,000             40,000
Total long-term debt, including current portion                                                      410,449            486,597
Shareholders' equity                                                                                 903,694            890,426


                                                                    Three months ended                   Nine months ended
                                                               ------------------------------------------------------------------
                                                               September-05   September-04        September-05       September-04
                                                               ------------   ------------        ------------       ------------
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)                                                       $ 42,422       $ 89,121           $ 208,820          $ 280,764
Net cash provided by operating activities                          25,541         63,866             191,939            231,087
Net cash provided (used) by investing activities                   (4,069)         6,557             (11,524)          (187,238)
Net cash provided (used) by financing activities                  (54,902)       (80,069)           (178,158)           (40,306)
Capital expenditures
     Vessel sales (purchases), including deposits                  (3,318)         7,012              (7,193)          (182,641)
     Drydocking or capitalized survey or improvement costs         (7,485)        (7,981)            (28,205)           (10,405)
Weighted average long-term debt                                   426,431        721,499             442,064            674,613
FLEET DATA
Total number of vessels at end of period                               43             44                  43                 44
Average number of vessels (2)                                        43.0           45.6                43.0               44.4
Total voyage days for fleet (3)                                     3,563          3,935              10,768             11,725
     Total time charter days for fleet                                935          1,063               2,888              3,330
     Total spot market days for fleet                               2,628          2,872               7,880              8,395
Total calendar days for fleet (4)                                   3,956          4,199              11,739             12,159
Fleet utilization (5)                                               90.1%          93.7%               91.7%              96.4%
AVERAGE DAILY RESULTS
Time Charter equivalent (6)                                      $ 21,457       $ 31,380            $ 28,783           $ 32,365
Direct vessel operating expenses per vessel (7)                     5,258          5,433               5,548              5,991
General and administrative expense per vessel (8)                   2,878          2,373               2,902              1,998
Total vessel operating expenses (9)                                 8,136          7,806               8,450              7,989
EBITDA (10)                                                        10,723         21,226              17,789             23,092



                                                                    Three months ended                   Nine months ended
                                                               ------------------------------------------------------------------
                                                               September-05   September-04        September-05       September-04
                                                               ------------   ------------        ------------       ------------
EBITDA Reconciliation
     Net Income                                                   $ 7,177       $ 54,622           $ 107,729          $ 174,581
     +     Net interest expense                                     7,611          9,717              23,028             29,200
     +     Depreciation and amortization                           27,634         24,782              78,063             76,983
                                                                 --------       --------           ---------          ---------
           EBITDA                                                $ 42,422       $ 89,121           $ 208,820          $ 280,764
                                                                 ========       ========           =========          =========

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.

(9) Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, and daily general and administrative expenses.

(10) Daily EBITDA is total EBITDA divided by total vessel calendar days.

                      General Maritime Corporation's Fleet
                      ------------------------------------

As of October 26, 2005, General Maritime Corporation's fleet was comprised of 43 wholly owned tankers, consisting of 26 Aframax and 17 Suezmax tankers with a total carrying capacity of approximately 5.2 million deadweight tons, or dwt. The average age of the Company's fleet as of September 30, 2005 by dwt, excluding the newbuilding contracts, was 12.6 years compared to 11.7 years as of September 30, 2004. The average age of the Company's Aframax tankers was 13.1 years and the average age of the Company's Suezmax tankers was 11.7 years. After giving effect to the recently announced sale of the 10 single hull and double sided Suezmax vessels as described below, the Company's fleet will consist of 26 Aframax tankers, 7 Suezmax tankers, and 4 Suezmax tanker newbuilding contracts.

Currently, 15 of General Maritime Corporation's Aframax tankers and 17 of its Suezmax tankers are operating on the spot market. 26% of the Company's fleet, consisting of 11 Aframax tankers, is currently under time charter contracts.


         Vessel                   Vessel Type             Expiration Date            Average Daily Rate (1)
------------------------------------------------------------------------------------------------------------
Genmar Spirit                      Aframax                November 8, 2005                 $19,700
Genmar Pericles                    Aframax                November 23, 2005                $19,700
Genmar Hector                      Aframax                November 25, 2005                $19,700
Genmar Trust                       Aframax                December 15, 2005                $19,700
Genmar Challenger                  Aframax                December 19, 2005                $19,700
Genmar Trader                      Aframax                December 31, 2005                $19,700
Genmar Endurance                   Aframax                February 3, 2006                 $19,700
Genmar Champ                       Aframax                February 17, 2006                $19,700
Genmar Star                        Aframax                March 8, 2006                    $19,700
Genmar Princess                    Aframax                May 9, 2006                      $33,150(2)
Genmar Progress                    Aframax                July 21, 2006                    $32,500(2)
------------------------------------------------------------------------------------------------------------

(1) Before brokers' commissions.
(2) Net of brokers' commissions.


                          Q3 2005 Dividend Announcement
                          -----------------------------

On October 24, 2005 the Company's Board of Directors declared a Q3 2005 quarterly dividend of $0.25 per share payable on or about December 13, 2005 to shareholders of record as of November 29, 2005. As previously announced the Company plans to declare quarterly dividends to shareholders in April, July, October and February of each year based on its EBITDA after net interest expense and reserves for drydocking and fleet renewal, as established by the Board of Directors. The Company has declared aggregate dividends of $2.86 per share for the first nine months of 2005.

Please see below for the dividend reconciliation for the quarter ended September 30, 2005.


                                                        Three Months Ended September 30, 2005
                                                        -------------------------------------
                                                                                 $ 42,422
Net Interest Expense                                                                7,611
Quarterly fleet maintenance and renewal reserve (2)                                17,500
Reserve for drydocking (2)                                                          7,500
                                                        ----------------------------------
                                                                                  $ 9,811

Assumed number of shares outstanding                                               38,678

                                                        ----------------------------------
                                                                                   $ 0.25
                                                        ==================================

Net Income                                                                        $ 7,177
Net interest expense                                                                7,611
Depreciation & Amortization                                                        27,634
                                                        ----------------------------------
                                                                                 $ 42,422
                                                        ==================================

Notes:
------
(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Reserves of $25 million per quarter or $100 million annually, as established by the Board of Directors based upon the Company's existing fleet at 12/31/04.

(3) Based on diluted shares at the end of the quarter ended 6/30/05 and the estimated number of shares outstanding on the record date of August 26, 2005 taking into account potential exercises of vested options previously granted.

                 Sale of 10 Single Hull and Double Sided Vessels
                 -----------------------------------------------

On October 18, 2004, General Maritime Corporation announced that it has agreed to sell ten single hull and double sided Suezmax vessels en bloc to Tanker Pacific for $294.5 million. The Company expects to realize a net gain of approximately $103 million from the sale of these ten vessels. The delivery of the vessels is expected to take place between November 2005 and January 2006. The Company intends to utilize the proceeds to pay down debt and therefore the proceeds will be excluded in the calculation of the dividend for the applicable quarters.

The vessel sales include four single hull and six double sided vessels with an average age of approximately 15.5 years. Following the completion of the sale and including the four Suezmax newbuildings to be delivered between 2006 and 2008, the average age of General Maritime's fleet will be reduced to ten years and its percentage of double-hull vessels will be increased to 81%.

                     $800 Million Revolving Loan Refinancing
                     ---------------------------------------

On October 26, 2005 General Maritime Corporation entered into a new $800 million revolving credit facility. The facility provides more favorable terms than the Company's current $825 million credit facility and will be used to refinance the existing term borrowings under the Company's current facility, to fund growth and for general corporate purposes. The new facility provides a four year non amortizing revolving loan with semi annual reductions of $44.5 million beginning October 26, 2009 and a bullet payment of $533 million at the end of year seven. The new facility will give the Company the flexibility to pay out dividends under its current policy, repurchase shares of its common stock and repurchase the Company's Senior Notes as the Company may determine to do so. The facility will carry an interest rate of LIBOR plus 75 basis points on the outstanding portion and a commitment fee of 26.25 basis points on the unused portion. DnB Nor Bank ASA, HSH Nordbank AG, and Nordea Bank Finland Plc., will act as joint lead arrangers and co-book runners. The facility will be collateralized by, among other things, the Company's 17 double hull tankers and their four new building Suezmax contracts. The rest of the Company's 16 vessels will be unencumbered. The Company expects to write off approximately $5.8 million in the fourth quarter of 2005 related to the unamortized fees associated with the Company's current facility. Further details of our new credit facility will be included in our Form 8-K to be filed by the Company.

Mr. Georgiopoulos continued, "General Maritime has a long history of accessing capital to support its strategic objectives. We are pleased with the on-going support we continue to receive from prestigious financial institutions, highlighting General Maritime's past success and the confidence the market places in the Company's future prospects. In addition to being completed at an attractive rate, our new $800 million revolving facility provides a favorable four-year non-amortization period and flexible overall covenants."

                 Announcement of Share Repurchase Authorization
                 ----------------------------------------------

The Company also announced that its Board of Directors has approved a share repurchase program for up to a total of $200 million of the Company's common stock. The Board will review the program after eighteen months. Share repurchases will be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restricted payments covenant under the Company's outstanding bond indenture and restrictions under our new credit facility.

Mr. Georgiopoulos concluded, "As the approximately 80% annualized return that we earned on the recent 10 vessel sale highlights, General Maritime has distinguished itself as a Company that is committed to providing superior returns to shareholders. General Maritime's past success in entering into such value-creating transactions is directly linked to both its strong balance sheet and strategic decision making. Going forward, we will continue to seek opportunities to once again take advantage of General Maritime's significant financial flexibility and add long-term value to the Company, its customers and its shareholders."

                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 47 tankers - 26 Aframax, 17 Suezmax tankers and 4 Suezmax newbuilding contracts - making it the second largest mid-sized tanker company in the world, with a carrying capacity of approximately 5.9 million dwt.

                          Conference Call Announcement
                          ----------------------------

General Maritime Corporation announced that it will hold a conference call on Thursday, October 27, 2005 at 8:30 a.m. Eastern Time to discuss its 2005 third quarter financial results. To access the conference call, dial (719) 457-2634 and ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until November 9, 2005, by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 5590984. The conference call will also be simultaneously webcast and will be available on the Company's website, www.GeneralMaritimeCorp.com.

 "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                      1995
-------------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K. The Company's ability to pay dividends in any period will depend upon factors including limitations under the indenture for the Company's senior notes, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company's financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated. The closing of the vessel sales will be subject to customary closing conditions.


                                                                    THREE MONTHS ENDED

                                                   Aframax Fleet                           Suezmax Fleet
                                                  September-05  September-04               September-05    September-04
                                       % Change      Amount      Amount %      % Change       Amount          Amount %
                                       from Prior  % of Total    of Total      from Prior   % of Total      of Total
                                        Period     for Period   for Period      Period      for Period     for Period
                                       -------------------------------------   -----------------------------------------

Net Voyage Revenues                      -30.5%      37,657       54,181        -44.0%        38,796          69,291
$ 1,000's                                               49%          44%                         51%             56%

Average Daily TCE                        -21.8%      18,096       23,154        -39.8%        26,178          43,457

Time Charter Revenues                    -11.8%      17,275       19,597                           -               -
$ 1,000's                                              100%         100%                          0%              0%

Spot Charter Revenues                    -41.1%      20,382       34,584        -44.0%        38,796          69,291
$ 1,000's                                               34%          33%                         66%             67%

Calendar Days                             0.0%        2,392        2,392        -13.4%         1,564           1,807
                                                        60%          57%                         40%             43%

Vessel Operating Days                    -11.1%       2,081        2,340         -7.0%         1,482           1,594
                                                        58%          59%                         42%             41%

Capacity Utilization                     -11.1%       87.0%        97.8%         7.4%          94.8%           88.2%

# Days Vessels on Time Charter           -11.9%         936        1,063                           -               -
                                                       100%         100%                          0%              0%

# Days Vessels on Spot Charter           -10.4%       1,145        1,278         -7.0%         1,482           1,594
                                                        44%          44%                         56%             56%

Average Daily Time Charter Rate           0.1%       18,456       18,436                           -               -

Average Daily Spot Charter Rate          -34.2%      17,801       27,061        -39.8%        26,178          43,470

Daily Direct Vessel Expenses              -4.3%       4,996        5,220         -0.9%         5,660           5,714
(per Vessel)

Daily G&A                                 21.3%       2,878        2,373         21.3%         2,878           2,373
(per Vessel)

Total Daily Vessel Operating
  Expenses (per Vessel)                    3.7%        7,874        7,593         5.6%          8,538           8,087

Average Age of Fleet at End of
  Period (Years)                                       13.1         12.1                        11.7            11.0

# Vessels at End of Period                 0.0%        26.0         26.0         -5.6%          17.0            18.0
                                                        60%          59%                         40%             41%

Average Number of Vessels                  0.0%        26.0         26.0        -13.3%          17.0            19.6
                                                        60%          57%                         40%             43%

DWT at End of Period                       1.0%       2,539        2,513         -6.2%         2,619           2,792
1,000's                                                 49%          47%                         51%             53%


                                                THREE MONTHS ENDED

                                                    Total Fleet
                                                     September-05    September-04
                                         % Change
                                         from Prior     Amount          Amount
                                          Period
                                       ------------------------------------------

Net Voyage Revenues                       -38.1%         76,453         123,472
$ 1,000's

Average Daily TCE                         -31.6%         21,457          31,380

Time Charter Revenues                     -11.8%         17,275          19,597
$ 1,000's

Spot Charter Revenues                     -43.0%         59,178         103,875
$ 1,000's

Calendar Days                              -5.8%          3,956           4,199

Vessel Operating Days                      -9.5%          3,563           3,935

Capacity Utilization                       -3.9%          90.1%           93.7%

# Days Vessels on Time Charter            -11.9%            936           1,063

# Days Vessels on Spot Charter             -8.5%          2,627           2,872

Average Daily Time Charter Rate            0.1%          18,456          18,436

Average Daily Spot Charter Rate           -37.7%         22,527          36,168

Daily Direct Vessel Expenses               -3.2%          5,258           5,433
(per Vessel)

Daily G&A                                  21.3%          2,878           2,373
(per Vessel)

Total Daily Vessel Operating
  Expenses (per Vessel)                     4.2%           8,136           7,806

Average Age of Fleet at End of
  Period (Years)                                           12.6            11.7

# Vessels at End of Period                 -2.3%           43.0            44.0

Average Number of Vessels                  -5.7%           43.0            45.6

DWT at End of Period                       -2.8%          5,158           5,305
1,000's


                                                                    THREE MONTHS ENDED

                                                   Aframax Fleet                           Suezmax Fleet
                                                  September-05  September-04               September-05    September-04
                                       % Change      Amount      Amount %      % Change       Amount          Amount %
                                       from Prior  % of Total    of Total      from Prior   % of Total      of Total
                                        Period     for Period   for Period      Period      for Period     for Period
                                       -------------------------------------   -----------------------------------------
Net Voyage Revenues                     -9.3%        150,547      165,921        -25.4%      159,391         213,550
$ 1,000's                                                49%          44%                        51%             56%

Average Daily TCE                       -6.9%         23,200       24,923        -11.6%       37,250          42,142

Time Charter Revenues                   -8.2%         57,787       62,960                          -           3,785
$ 1,000's                                               100%          94%                         0%              6%

Spot Charter Revenues                   -9.9%         92,760      102,961        -24.0%      159,391         209,765
$ 1,000's                                                37%          33%                        63%             67%

Calendar Days                           4.8%           7,098        6,770        -13.9%        4,641           5,389
                                                         60%          56%                        40%             44%

Vessel Operating Days                   -2.5%          6,489        6,657        -15.6%        4,279           5,067
                                                         60%          57%                        40%             43%
Capacity Utilization                    -7.0%          91.4%        98.3%         -1.9%        92.2%           94.0%

# Days Vessels on Time Charter          -8.0%          2,889        3,140                          -             189
                                                        100%          94%                         0%              6%

# Days Vessels on Spot Charter          2.4%           3,600        3,517        -12.3%        4,279           4,878
                                                         46%          42%                        54%             58%

Average Daily Time Charter Rate         -0.2%         20,002       20,051                          -          20,026

Average Daily Spot Charter Rate        -12.0%         25,767       29,275        -13.4%       37,250          43,002

Daily Direct Vessel Expenses            -5.8%          5,306        5,630         -8.1%        5,919           6,444
(per Vessel)

Daily G&A                               45.2%          2,902        1,998         45.2%        2,902           1,998
(per Vessel)

Total Daily Vessel Operating
  Expenses (per Vessel)                 7.6%           8,208        7,628         4.5%         8,821           8,442

Average Age of Fleet at End of
  Period (Years)                                        13.1         12.1                       11.7            11.0

# Vessels at End of Period              0.0%            26.0         26.0         -5.6%         17.0            18.0
                                                         60%          59%                        40%             41%

Average Number of Vessels               5.3%            26.0         24.7        -13.7%         17.0            19.7
                                                         60%          56%                        40%             44%

DWT at End of Period                    1.0%           2,539        2,513         -6.2%        2,619           2,792
1,000's                                                  49%          47%                        51%             53%


                                                THREE MONTHS ENDED

                                                    Total Fleet
                                                     September-05    September-04
                                         % Change
                                         from Prior     Amount          Amount
                                          Period
                                       -----------------------------------------

Net Voyage Revenues                        -18.3%       309,938        379,471
$ 1,000's

Average Daily TCE                          -11.1%        28,783         32,365

Time Charter Revenues                      -13.4%        57,787         66,745
$ 1,000's

Spot Charter Revenues                      -19.4%       252,151        312,726
$ 1,000's

Calendar Days                               -3.5%        11,739         12,159

Vessel Operating Days                       -8.2%        10,768         11,725

Capacity Utilization                        -4.9%         91.7%          96.4%

# Days Vessels on Time Charter             -13.2%         2,889          3,330

# Days Vessels on Spot Charter              -6.1%         7,879          8,395

Average Daily Time Charter Rate             -0.2%        20,002         20,044

Average Daily Spot Charter Rate            -14.1%        32,003         37,251

Daily Direct Vessel Expenses                -7.4%         5,548          5,991
(per Vessel)

Daily G&A                                   45.2%         2,902          1,998
(per Vessel)

Total Daily Vessel Operating
  Expenses (per Vessel)                     5.8%          8,450          7,989

Average Age of Fleet at End of
  Period (Years)                                           12.6           11.7

# Vessels at End of Period                  -2.3%          43.0           44.0

Average Number of Vessels                   -3.2%          43.0           44.4

DWT at End of Period                        -2.8%         5,158          5,305
1,000's